EXHIBIT 3.3
                                                                     -----------



                           CERTIFICATE OF DESIGNATION
                                       OF
                         CLASS B COMMON STOCK, SERIES 1
                                       OF
                             TRIARC COMPANIES, INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


         Triarc Companies, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Section 2 of Part A of
Article IV of its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Class B Common Stock, par value $.10 per share (the "Class B Common Stock"), designated as Class B Common Stock, Series 1.

         RESOLVED, that a series of the authorized Class B Common Stock, par value $.10 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Designation and Amount. The shares of such series shall be designated as the "Class B Common Stock, Series 1" (the "Series 1 Stock") and the number of shares constituting such series shall be one hundred million (100,000,000), which number may be increased or decreased by the Board of Directors without a vote of stockholders; PROVIDED, HOWEVER, that such number may not be decreased below the number of then outstanding shares of Series 1 Stock.

         Section 2. Voting rights. The holders of Series 1 Stock shall possess voting powers for the election of directors and for all other corporate purposes, each share of Series 1 Stock being entitled to one tenth (1/10) of one
(1) vote on each matter properly submitted to the stockholders of the Corporation for their vote; PROVIDED, HOWEVER, that, except as otherwise required by law, the holders of Series 1 Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of the Class A Common Stock, par value $.10 per share (the "Class A Common Stock"), of the Corporation or any other outstanding series or class of stock, where the holders of such affected class or series are entitled, either separately or together as a class with the holders of one or more other said class or series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation relating to any other series or class of stock).

         Section 3. Dividends. If and when dividends on the Class A Common Stock are declared payable from time to time by the Board, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Series 1 Stock shall be entitled to share equally, with the holders of the Class A Common Stock, on a per share basis, in such dividends, subject to the limitations described below; PROVIDED, HOWEVER, that with respect to a regular quarterly cash dividend declared as such by the Board, paid by the Corporation on the Class A Common Stock on or prior to September 4, 2006, the holders of the Series 1 Stock shall be entitled to receive a dividend in a per share amount (such amount to be subject to upward or downward rounding at the discretion of the Board) equal to at least 110% of the dividends paid per share on the Class A Common Stock. If a dividend is paid at any time on the Class A Common Stock in shares of Class A Common Stock, a mandatory dividend shall be paid at the same rate on the Series 1 Stock and such mandatory dividend shall be payable to holders of Series 1 Stock in shares of Series 1 Stock. If the Corporation shall in any manner subdivide or combine the outstanding shares of Class A Common Stock, the outstanding shares of Series 1 Stock shall be proportionally subdivided or combined in the same manner and on the same basis.

         Section 4. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (sometimes referred to as liquidation), after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any stock ranking prior to the Series 1 Stock in the distribution of assets shall be entitled upon liquidation, the Series 1 Stock shall be entitled to receive, prior to any payment being made to the holders of Class A Common Stock and any other stock that ranks junior to the Series 1 Stock in the event of liquidation, an amount per share equal to $.01 (as adjusted for stock splits, combinations, reclassifications and the like), and, once the holders of Class A Common Stock shall then have received an amount per share equal to $.01 (as adjusted for stock splits, combinations, reclassifications and the like), thereafter to share pro rata, together with the holders of the Class A Common Stock and the holders of any other stock ranking on parity therewith in the distribution of assets upon liquidation, in the remaining assets of the Corporation according to their respective interests.

         Section 5. Merger or Consolidation. The approval of holders of a majority of the outstanding shares of Series 1 Stock, voting separately as a class, shall be required for any merger or consolidation of the Corporation with another entity (whether or not the Corporation is the surviving entity) unless the holders of shares of Series 1 Stock shall be entitled to receive in such transaction in respect of each share of Series 1 Stock the same consideration as the holders of shares of Class A Common Stock shall be entitled to receive in respect of each share of Class A Common Stock; PROVIDED THAT, if all or part of the consideration so received consists of common stock of the surviving entity, the common stock so issued may differ as to voting rights, liquidation preference and dividend rights to the same extent that the Class A Common Stock and Series 1 Stock differ as set forth herein.

         IN WITNESS WHEREOF, said Triarc Companies, Inc. has caused this Certificate of Designation of Class B Common Stock, Series 1 to be duly executed by its Executive Vice President this 11th day of August, 2003.

                                        TRIARC COMPANIES, INC.


                                        By: /s/ Brian L. Schorr
                                            ---------------------------------
                                            Brian L. Schorr
                                            Executive Vice President